Exhibit 99.1

OSS Q3 2022 Revenue up 18% to Record $18.8 Million

ESCONDIDO, Calif. – November 10, 2022 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the third quarter ended September 30, 2022. All quarterly and nine month comparisons are to the same year-ago periods, unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q3 2022 Financial Highlights

•	Revenue increased 18% to a record $18.8 million.

•	Operating expenses as a percentage of revenue was 26.1% versus 28.1%.

•	Net income totaled $133,000 or $0.01 per basic and diluted share, as compared to $981,000 or $0.05 per basic and diluted share in 2021.

•

Non-GAAP net income totaled $691,000 or $0.03 per basic and diluted share (see definition of this and other non-GAAP measures and reconciliation to GAAP, below), as compared to $1.5 million or $0.08 per basic and diluted share in 2021.

•	Adjusted non-GAAP EBITDA totaled $955,000, as compared to $1.8 million in 2021.

•	Cash, cash equivalents and short-term investments totaled $12.7 million on September 30, 2022.

Nine Months Ended September 30, 2022, Financial Highlights

•	Revenue increased 23% to a record $54.2 million.

•	Gross profit increased 6% to $15.4 million.

•	Operating expenses as a percentage of revenue improved to 26.2% compared to 28.9%.

•	Net income totaled $1.0 million or $0.05 per diluted share, versus $2.7 million or $0.14 per diluted share for the nine months of 2021. Prior year includes $1.5 million in PPP loan forgiveness.

•	Non-GAAP net income totaled $2.5 million or $0.12 per diluted share, as compared to $3.0 million or $0.15 per diluted share.

•	Adjusted non-GAAP EBITDA totaled $3.5 million as compared to $4.3 million.

Q3 2022 Operational Highlights

•	Two autonomous truck customers in OSS top 10 revenue list.

•	Six new major program wins, including five in the AI Transportable market. These wins included two in autonomous trucks, two medical designs and two mobile 5G AI applications.

•	Rigel Supercomputer gaining acceptance at multiple primes and directly with the DOD.

•

Formed new OSS Advisory Board comprised of retired high-ranking military officials and corporate executives with decades of experience in AI and unmanned vehicles, technology, high performance computing, cooling technology, and M&A.

Management Commentary

“In Q3, we achieved another record quarter at $18.8 million in revenue,” stated OSS president and CEO, David Raun. “Our strong performance in the quarter was primarily attributable to the continued strength in our European unit, Bressner, increased business in the media and entertainment space, as well as solid growth on the commercial side of our AI Transportable business.

“We ended the first nine months of 2022 with 16 new program wins, and 11 of them were for AI Transportables. Shipments to customers in the autonomous trucking space was the key contributor to our AI Transportable growth in Q3. Currently, two of our truck customers now rank in our top 10 customer list.

“Our pipeline of sales activity continues to grow in the autonomous trucking space, where we had two new wins with Embark Trucks announced last month. These two wins include one for our Centauri rugged PCIe storage expansion system, which has now been adopted by two autonomous trucking customers, and another for our latest autonomous truck SDS rugged server.

“During the past quarter, we invested considerable time focused on the compute and storage needs of the autonomous trucks in production. Although there is some commonality between the various market leaders on the road map to production, they continue to search for the ideal solution. To this end, we have been developing and sharing a proposed production road map that we believe provides a superior, cost-effective path. We believe we are uniquely well-positioned to deliver solutions that can leverage our innovative PCIe, NVLink®, ruggedization and cooling technologies for use in this space.

“Two of the wins during the quarter included a mobile 5G AI application which deploys an OSS SDS rugged server in trucks and vans for a cellular network market leader. These vehicles can gather and characterize data in real-time in the field, then transport the data back to the hub where it is uploaded to the cloud for assimilation with larger datasets. This major program is expected to roll out in over 100 cities nationwide.

“Our pipeline of potential major programs or pending wins has now expanded to 30, with 18 of these involving AI Transportable applications. We believe the combination of building our sales pipeline, strong activity with the higher margin military market and the other opportunities we are currently pursuing, should backfill potential revenue downside in our lower margin media and entertainment business that may be impacted by a technology transition to a lower cost, commodity type equipment and cloud-based solution as early as the second half of 2023.

“We are building relationships with several new prime contractors as well as working in parallel directly with the Department of Defense. We expect these relationships to generate more revenue and with less seasonality, as well as to significantly improve our margins and profitability over time.

“Key to our military business strategy was the introduction of our flagship platform for the military that we call Rigel. As acknowledged by multiple key customers and partners, Rigel is currently the fastest, most compact supercomputer available. The growing interest in Rigel and related design activity confirms that this powerful system can transform the use of real-time AI for the most demanding vehicle, maritime and aerospace edge applications throughout the military.

“As an example, we are working directly with the Army to fund an OSS solution targeted for land vehicles requiring high performance compute in compact form factors. We are also engaged with multiple primes and the DOD directly on a major compute upgrade that would add significant capabilities for a large airframe drone. With another prime, we are being proposed in multiple aircraft programs, including one similar to the multiple million-dollar contract we have enjoyed with the Navy for many years. We also recently learned that our inflight supercomputer was part of a successful key test fight where all the objectives were accomplished. We are looking forward to providing further updates as these opportunities and programs advance.

“We are looking forward to attending the Supercomputing 22 conference being held in Dallas next week. It is the world’s largest international conference for high-performance computing. We will be showcasing our AI Transportable products, including a demonstration of a disruptive additional capability of Rigel. We expect more information to follow in a press release next week.

“Looking ahead, we believe that we are well on track for a record fourth quarter and year. We also expect improved margins with the resumption of our military product shipments that were delayed in Q3 due to a version change. Given our expectation of $19.2 million in revenue for the current fourth quarter, we expect to close the year up more than 18% to a record $73.4 million in revenue.”

Outlook

For the fourth quarter of 2022, OSS expects revenue of approximately $19.2 million, which represent 5% sequential growth and 8% growth over the same year-ago quarter, and would result in record annual revenue of approximately $73.4 million.

Q3 2022 Financial Summary

Revenue in the third quarter of 2022, was up 18% to $18.8 million, compared to $16.0 million in the same year-ago quarter.

Core OSS revenue increased 15% to $10.7 million, representing 57% of total quarterly revenue. This was largely due to the growth of AI Transportables, including autonomous trucks, as well as the company’s media and entertainment business. Revenue from Bressner, OSS’ European subsidiary, increased 21% to $8.1 million, which represented 43% of total quarterly revenue. Bressner’s increase was attributable to increased market share, made possible by strong sales efforts, customer expansion and strategic inventory buys.

Gross profit in the third quarter decreased $439,000 to $5.1 million. Overall, gross margin was 27.0% compared to 34.5% from the same year-ago quarter. The aggregate 7.5 percentage point decrease from the prior year quarter was primarily due to strong lower margin revenue from Bressner and the company’s media and entertainment business, as well as a temporary decrease in the company’s higher margin military business. The company had a deferral of military customer shipments during the third quarter due to a transition to a new storage product version; however, these products are now being shipped.

The gross margin for the core OSS business decreased 10.3 percentage points from the same year ago quarter to 30.7%. The decrease was attributable to the concentration of lower margin product sales to the company’s media and entertainment customer and the delayed shipment of military storage products.

For the fourth quarter of 2022, the company expects a return to a higher mix of military storage business to improve its overall gross margin, both sequentially and as compared to the fourth quarter of 2021.

Bressner’s gross margin percentage decreased 3.4 percentage points to 22.2% compared to 25.6% in the same year-ago quarter. The decrease was primarily due to increased material and transportation costs as well as increased sales of a lower margin product line.

Overall quarterly operating expenses increased 9% to $4.9 million, while operating expenses as a percentage of revenue decreased to 26.1% compared to 28.1% in the same year-ago quarter. This increase in operating expense was primarily due to the company’s investments in pursuing the AI Transportable market, resulting in increases of $294,000 in marketing and selling expenses and $160,000 in R&D expense. These increases were partially offset by a decrease of $31,000 in general and administrative expenses.

Income from operations decreased $863,000 to $163,000 compared to $1.0 million in the third quarter of 2021.

Net income totaled $133,000 or $0.01 per diluted share, decreasing from net income of $981,000 or $0.05 per diluted share in the same year-ago period.

Non-GAAP net income was $691,000 or $0.03 per diluted share for the quarter, down from $1.5 million or $0.08 per diluted share in the same year-ago period.

Adjusted EBITDA, a non-GAAP metric, was $955,000 or 5.1% of quarterly revenue as compared to $1.8 million or 11.3% of quarterly revenue in the same year-ago quarter.

Nine Months ended September 30, 2022, Financial Summary

For the first nine months of 2022, revenue increased 23% to $54.2 million, from $44.2 million during the first nine months of 2021. The increase was due primarily to an increase in shipments of product to the company’s media and entertainment customer.

Core OSS business increased 18.5%, contributing $32.0 million of revenue, and Bressner increased 29%, contributing $22.2 million of revenue.

OSS aggregate gross profit improved $817,000 to $15.4 million. Overall gross margin was 28.5% of revenue in the first nine months of 2022, compared to 33.0% of revenue in the first nine months of 2021.

Gross margin for the core OSS business decreased to 33.1%, as compared to 38.5% in the first nine months of 2021. The decrease is largely due to a temporary reduction in military revenue and the revenue increases from the company’s lower margin business. Bressner’s gross margin decreased to 21.8% due to higher transportation and material costs, as compared to 24.4% a year ago.

Total operating expenses increased 11% to $14.2 million. This increase is primarily due to an increase of $844,000 in marketing and selling expenses resulting from additional marketing, trade shows and travel, and an increase of $816,000 in R&D expense for the development of new standard products for the AI Transportables market. The increases were partially offset by a decrease of $241,000 in general and administrative expenses.

Operating expense as a percentage of revenue decreased to 26.2% compared to 28.9% a year ago.

Income from operations decreased $603,000 to $1.2 million compared to $1.8 million in the first nine months of 2021.

Net income was $1.0 million or $0.05 per diluted share, compared to $2.7 million or $0.14 per diluted share, which included a one-time benefit of $1.5 million or $0.08 per share due to forgiveness of our PPP loan and related interest. After giving effect to this one-time benefit, on a proforma basis there was a year-over-year decrease of $170,000 in net income.

Non-GAAP net income totaled $2.5 million or $0.12 per diluted share as compared to $3.0 million or $0.15 per diluted share in the same year-ago period.

Adjusted EBITDA, a non-GAAP measure, totaled $3.5 million or 6.5% of revenue compared to $4.3 million or 9.6% of revenue in the first nine months of 2021.

Both non-GAAP net income and adjusted EBITDA exclude the PPP loan and interest forgiveness.

On September 30, 2022, cash and cash equivalents totaled $3.2 million with short-term investments of $9.5 million for a combined total of $12.7 million. This compares to $14.4 million on June 30, 2022.

Conference Call

OSS management will hold a conference call to discuss its third quarter 2022 results later today, followed by a question-and-answer period.

Date: Thursday, November 10, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-866-575-6539

International dial-in number: 1-786-789-4776

Conference ID: 4614790

Webcast: here (live and replay)

The webcast will include a slide presentation viewable via the webcast link above.

Approximately two hours after the Q&A session, an archived version of the webcast will be available in the Investors section of the company’s website at onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 24, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 4614790

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative AI Transportable edge computing modules and systems, including ruggedized servers, compute accelerators, expansion systems, flash storage arrays, and Ion Accelerator™ SAN, NAS and data recording software for AI workflows. These products are used for AI data set capture, training, and large-scale inference in the defense, oil and gas, mining, autonomous vehicles and rugged entertainment applications.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for industrial OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’, especially on mobile platforms, and by addressing the entire AI workflow, from high-speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

The company believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. The company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, the company believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between its core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2022	2021	2022	2021
Net income	$132,533	$980,696	$1,034,589	$2,719,016
Depreciation and amortization	260,827	396,164	785,047	1,171,736
Stock-based compensation expense	542,166	399,148	1,457,630	1,302,878
Interest expense	30,044	128,315	133,710	447,328
Interest income	(46,407)	(92,105)	(152,919)	(159,203)
PPP loan and interest forgiveness	—	—	—	(1,514,354)
Provision (benefit) for income taxes	36,156	(320)	286,954	295,495

Adjusted EBITDA	$955,319	$1,811,898	$3,545,011	$4,262,896

Adjusted EPS excludes the impact of certain items, and therefore, has not been calculated in accordance with GAAP. The company believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. The company uses this measure along with the corresponding GAAP financial measures to manage its business and to evaluate its performance compared to prior periods and the marketplace. The company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2022	2021	2022	2021
Net income	$132,533	$980,696	$1,034,589	$2,719,016
Amortization of intangibles	15,808	163,900	47,424	491,700
Stock-based compensation expense	542,166	399,148	1,457,630	1,302,878
PPP loan and interest forgiveness	—	—	—	(1,514,354)

Non-GAAP net income	$690,507	$1,543,744	$2,539,643	$2,999,240

Non-GAAP net income per share:

Basic	$0.03	$0.08	$0.13	$0.17

Diluted	$0.03	$0.08	$0.12	$0.15

Weighted average common shares outstanding:

Basic	20,019,625	18,636,337	19,619,971	18,170,700

Diluted	21,138,957	19,963,270	20,582,116	19,466,023

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for major program wins, revenue growth generated by new and existing products, future changes to our business objectives, and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both

CMA Investor Relations

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	September 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$3,180,175	$5,101,174
Short-term investments	9,543,000	14,535,750
Accounts receivable, net	11,390,316	5,089,804
Inventories, net	20,094,813	12,277,873
Prepaid expenses and other current assets	1,025,828	580,651

Total current assets	45,234,132	37,585,252
Property and equipment, net	2,587,071	3,091,415
Operating lease right-of-use assets	818,281	—
Deposits and other	38,093	46,845
Deferred tax assets, net	3,778,217	3,641,032
Goodwill	7,120,510	7,120,510
Intangible assets, net	57,961	105,385

Total Assets	$59,634,265	$51,590,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,061,415	$2,059,059
Accrued expenses and other liabilities	3,940,633	3,846,488
Current portion of operating lease obligation	536,104	—
Current portion of notes payable	2,687,901	1,137,651
Current portion of senior secured convertible note, net of debt discounts of $0 and $2,384, respectively	—	2,588,525

Total current liabilities	12,226,053	9,631,723
Long-term debt, net of current portion	558,502	—
Operating lease obligation, net of current portion	504,104	—

Total liabilities	13,288,659	9,631,723

Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 20,024,086 and 18,772,214 shares issued and outstanding, respectively	2,002	1,877
Additional paid-in capital	45,053,422	41,232,441
Accumulated other comprehensive (loss) income	(270,911)	153,361
Accumulated earnings	1,561,093	571,037

Total stockholders’ equity	46,345,606	41,958,716

Total Liabilities and Stockholders’ Equity	$59,634,265	$51,590,439

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2022	2021	2022	2021
Revenue	$18,815,844	$15,984,293	$54,171,864	$44,205,054
Cost of revenue	13,737,976	10,467,590	38,753,023	29,602,823

Gross profit	5,077,868	5,516,703	15,418,841	14,602,231

Operating expenses:
General and administrative	1,890,036	1,920,574	5,486,169	5,726,978
Marketing and selling	1,864,588	1,570,135	5,061,221	4,217,328
Research and development	1,159,868	999,715	3,656,020	2,839,965

Total operating expenses	4,914,492	4,490,424	14,203,410	12,784,271

Income from operations	163,376	1,026,279	1,215,431	1,817,960

Other income (expense), net:
Interest income	46,407	92,105	152,919	159,203
Interest expense	(30,044)	(128,315)	(133,710)	(447,328)
Other income (expense), net	(11,050)	(9,693)	86,903	1,484,676

Total other income (expense), net	5,313	(45,903)	106,112	1,196,551

Income before income taxes	168,689	980,376	1,321,543	3,014,511
Provision (benefit) for income taxes	36,156	(320)	286,954	295,495

Net income	$132,533	$980,696	$1,034,589	$2,719,016

Net income per share:
Basic	$0.01	$0.05	$0.05	$0.15

Diluted	$0.01	$0.05	$0.05	$0.14

Weighted average common shares outstanding:
Basic	20,019,625	18,636,337	19,619,971	18,170,700

Diluted	21,138,957	19,963,270	20,582,116	19,466,023